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                                                                   EXHIBIT 99(A)

                                                              KOGER EQUITY, INC.
                                                     8880 Freedom Crossing Trail
                                                     Jacksonville, Florida 32256
                                                                  (904) 732-1000

                                                                         N E W S

KOGER EQUITY NAMES TWO SENIOR EXECUTIVES, AUTHORIZES STOCK PURCHASE AND APPROVES DIVIDEND

-New CEO and CFO Bring Years of Experience Working Together in the Real Estate Investment Trust Industry-

Jacksonville, FL, February 18, 2000 - Koger Equity (AMEX Symbol: KE), one of the Southeast's leading office park Real Estate Investment Trusts (REIT), has announced the appointment of two top managers to help lead the company in the decade ahead.

Thomas J. Crocker has been appointed CEO of Koger Equity effective March 1, 2000, and has also been elected to the company's board of directors. Robert E. Onisko has been appointed CFO. Both men, who will be based at Koger's corporate headquarters at 8880 Freedom Crossing Trail in Jacksonville, come to Koger from Crocker Realty Trust, Inc., located in Boca Raton, a private real estate investment trust with a $480 million portfolio encompassing 6.1 million feet of office space in 127 buildings located in the Southeast.

"Tom Crocker and Bob Onisko, who have worked together since 1984, will provide Koger with significant senior level management experience in taking Koger Equity to its next level of development," commented Koger Chairman Victor Hughes, Jr. in making the announcement. "Their addition to our management team represents a strategic leadership acquisition for us, and we are very pleased to have them on board."

Hughes added, "I've been with the organization for 18 years, and for the last nine in executive management as either CFO or CEO. We've made our mark, and now is precisely the right time for younger leaders to join our existing team of senior real estate professionals, whose average length of service with us is almost 23 years."

With Crocker and Onisko joining the company, Chairman Hughes will concentrate on broader strategic issues for the company. Koger veteran J.C. "Bud" Teagle, president and COO, will continue to function in both roles, while former CFO David Hiley will continue to serve on Koger's board of directors and its finance committee. Hughes noted that Hiley has made a "significant contribution" to the organization over the years, both as CFO and as a director.



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STOCK PURCHASE/SENIOR EXECUTIVE TEAM

Elaborating on the timing of the appointments in conjunction with board directives, Chairman Hughes commented, "Our foremost goal, always, is to improve our shareholders' return on investment. In this regard, we believe the best investment we can make at this time is in Koger Equity stock. As long as there are these values in our stock, and it's financially prudent to do so, we will use some of our cash and proceeds from asset sales to buy up to 2.65 million shares of our stock, as the Koger Board directs.

"At the same time, Koger Equity successfully operates in a very competitive marketplace overall, and we will continue to execute our strategic plan in order to grow, expanding and repositioning our portfolio in the process. So, in addition to buying in our own stock, strengthening and streamlining the duties of our senior executive team - and resolving any management succession issue in the process - is the best course of action for us to take at this time."

BACKGROUND ON CROCKER REALTY

After working as a real estate lending officer at Chemical Bank in the early 1980s, Tom Crocker, 46, headed up Crocker & Company, a privately-held development firm responsible for development, leasing and property management services. He then formed Crocker Realty Trust, Inc. and built it into one of the Southeast's largest office-based REITs, with regional offices in Atlanta, Memphis and Charlotte and ownership of over 5.7 million feet in 70 buildings located in seven states.

Crocker Realty Trust, Inc. was acquired by Highwoods Properties in 1996. At that time, in conjunction with Apollo Real Estate Advisors, L.P., Fidelity Management and Research Company, and Morgan Stanley Asset Management, Crocker formed the private REIT, Crocker Realty Trust, Inc. (taking the same name as his previous company), acquiring a $480 million portfolio encompassing 6.1 million feet of space in 127 office buildings located in the Southeast. Tom Crocker and Bob Onisko served as the private REIT's senior executives prior to joining Koger Equity.

A graduate of the University of Miami with a BS in Business Administration, he is a member of the Board of Trustees of InnKeepers USA and a member of the Board of Trustees for BBQ Company. He is also a board member of the National Conference for Community & Justice. He has received numerous awards for his work in commercial real estate development and for his commitment to organizations such as the Anti-Defamation League and Junior Achievement. He is a past chairman of the Boca Raton Chamber of Commerce.

Robert Onisko, 48, served as CFO for both Crocker Realty Trust entities. Prior to joining Crocker Realty, he held various accounting and financial management positions with Arvida Corp. and The Cadillac Fairview Corp. Limited, both national real estate developers. He began his career with Peat, Marwick, Mitchell & Co. in Boston.

A graduate of Clark University with a BS degree in Business Administration, Onisko also holds a Masters in Business Administration from Babson College. He is a member of both the American Institute of CPAs and the Florida Institute of CPAs.


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DIVIDEND APPROVED

At its meeting on February 17, the Koger Board approved a $0.35 per share quarterly dividend, payable May 4, 2000 to shareholders of record March 31, 2000.

KOGER EQUITY

Koger Equity is a Jacksonville-based, self-managed REIT specializing in developing, owning and operating state-of-the-art suburban office parks under the "Koger Center" brand name. The company, in business since 1988, owns and operates a total of 220 office buildings, containing over 12 million feet, located in 15 cities throughout the Southeast and extending into the Southwest.

The company also provides property management services to a third party for a suburban office center containing 542,000 feet in Nashville. An affiliate, Koger Realty Services, manages six suburban office parks containing 3.8 million feet located in six cities in Florida, Virginia, and North and South Carolina. Koger Centers, located in high-growth cities, are distinguished by their architectural design, campus-like settings, ease of access, and hands-on property management and tenant service.

For more information on Koger Equity, contact the company at 904-732-1000 or visit its Web site at www.koger.com.